Exhibit 10.2

EFFECTIVE DATE: AUGUST 1, 2009

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is effective as of the date first written above (the “Effective Date”), between Nabi Biopharmaceuticals, a Delaware corporation, having a place of business at 12276 Wilkins Avenue, Rockville, Maryland 20852 (the “Company”) and Linda Jenckes & Associates, with an office at 1201 Pennsylvania Ave., NW Suite 500, Washington, DC 20004, (the “Consultant”). For purposes of this Agreement, the term “Consultant” will apply to the person or entity named above as well as to the personnel employed by such person or entity, if any. Also, for purposes of this Agreement, the “Effective Date” will be the “Start Date” unless otherwise stated in the attached Schedule.

WHEREAS, Company desires to engage Consultant to render certain services as further described below; and

WHEREAS, Consultant desires to accept such engagement upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, Company and Consultant agree as follows:

1. Description of Services. Consultant will perform the services described in Schedule 1 (the “Services”) attached hereto, and incorporated by reference herein. Schedule 1 may be revised by Company in writing from time to time.

2. Reports. Consultant will maintain appropriate written records with respect to the performance and results of all consulting services performed for the Company. Consultant will render periodic reports to the Company and such other reasonable information Company may request in writing from time to time.

3. Fees and Expenses. The Consultant will be compensated for the Services in the manner set forth in Schedule 1. Consultant will keep accurate and complete time records and, if applicable, expense records with supporting bills showing all costs or expenses incurred. Such records and original receipts or other appropriate documentation reasonably required by Company may be submitted bi-weekly, but in no event less than monthly, during the performance of the Services by Consultant.

Invoices to Company, will be directed to:

Accounts Payable

Nabi Biopharmaceuticals

12276 Wilkins Avenue

Rockville, MD 20852

Phone: (301) 770-3099

Fax: (301) 770-3097

Notwithstanding the above, in the event that any fee payments to Consultant are conditioned upon or require the completion of any specified task or milestone or the production of a deliverable, as set forth in Schedule 1, or the return of any Company equipment or information as set forth in Section 5.5., payment will be due forty-five (45) days after the receipt by Company of both a proper invoice and delivery of proper documentation that the milestone has occurred or that the deliverable has been received and accepted by Company.

4. Manner of Performance. Consultant represents that Consultant has the requisite expertise, ability, and legal right to render the Services and will perform the Services in an efficient manner. Consultant will abide by all laws, rules, and regulations that apply to the performance of the Services, including applicable requirements regarding equal employment opportunity and related rules. Consultant, when on Company’s premises, will comply with Company’s policies with respect to conduct of visitors.

5. Confidential Information.

5.1 Confidential Information Defined. Confidential Information means any and all confidential information, data or know-how, whether technical or non-technical, trade secrets, or other proprietary information, disclosed by Company to Consultant or by Consultant to Company, including, without limitation, technical and scientific information, clinical and pre-clinical data and results, manufacturing processes, strategic plans, access codes, financial information, samples, customer, marketing or supplier information and models, and all derivatives, information, reports, analyses and data derived therefrom. Confidential Information, whether oral or written, will remain the property of the party disclosing such information. Each party will be the “Disclosing Party” with respect to its own Confidential Information and the “Receiving Party” with respect to Confidential Information received from the other party. Confidential Information will not be deemed to include information that:

5.1.1. Receiving Party can show by competent written documentation was previously known to the Receiving Party or in their possession prior to or at the time of disclosure; or

5.1.2 Receiving Party can show by competent written documentation was in the public domain at the time of its disclosure or thereafter became part of the public domain by publication or otherwise subsequent to the time of disclosure through no fault of the Receiving Party; or

5.1.3 Receiving Party can show was rightfully furnished to the Receiving Party by a third party having the authority to disclose such Confidential Information without restriction; or;

5.1.4 Receiving Party can show by competent written documents was in independently developed by Receiving Party without the use of Confidential Information; or

5.1.5 is required to be disclosed by law or regulation, or by a valid order of a court or other governmental agency having authority over the Receiving Party, but only to the extent required by such law, regulation or order and, only after first notifying the Disclosing Party of such order in order to permit the Disclosing Party, at its expense, to see an application for protective order to maintain the confidentiality of the Confidential Information requested; or

5.1.6.	is disclosed with the prior written approval of the Disclosing Party; or

5.1.7.	is disclosed after five (5) years from the date of disclosure of such Confidential Information.

5.2 Use of Confidential Information. The Confidential Information will only be used by Receiving Party for the purposes of performing the Services contemplated by this Agreement.

5.3 Protection of Confidential Information. Receiving Party will protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the Confidential Information as Receiving Party uses to protect its own confidential information of a like nature. In the event of any loss or unauthorized disclosure of Confidential Information, Receiving Party will notify Disclosing Party immediately and will use its best efforts to retrieve the lost or wrongfully disclosed Confidential Information and to prevent its further disclosure.

5.4 Irreparable Harm in the Event of Disclosure. Receiving Party agrees that any impending or actual disclosure of any Confidential Information in violation of the terms of this Agreement would cause Disclosing Party immediate or irreparable injury, loss and damage for which an adequate remedy at law may not exist. Therefore, Receiving Party agrees that, in the event of a disclosure or threatened disclosure of Confidential Information, the Disclosing Party may, in addition to any other remedies to which it may be entitled, institute and prosecute proceedings in a court of competent jurisdiction to obtain temporary and/or permanent injunctive relief to enforce any provision therefore, without the necessity of proving actual injury, loss or damage, or of posting a bond.

5.5 Use of Company Equipment and Information. Company may provide Consultant with use of electronic devices, e.g., laptop computers, and key cards to Company premises (“collectively Company Equipment”) during the term of this Agreement. Consultant will use Company Equipment solely in provision of Services and as directed by Company. Consultant shall not remove Company Equipment from Company premises, without

Company’s prior approval. Consultant will not run any software on Company Equipment that is not approved by Company. Consultant will not store, transfer or access any Company Confidential information on Consultant’s own electronic device or media without prior Company approval. Consultant shall observe all Company policies regarding data security and will promptly report any security incident or data breach, including without limitation, the loss of any laptop or other device, or unauthorized access. In the event of a data breach, Consultant will cooperate with Company in any investigation or remediation effort. Consultant’s use of Company’s Equipment shall cease immediately upon termination of the Agreement. Upon termination of this Agreement, Consultant must return all Company Equipment and Confidential Information as instructed by Company and Consultant shall cooperate as requested by Company in the de-activation of access codes and key cards. Company has the right to withhold final payment to Consultant until all Company Equipment and Confidential Information is returned.

5.6 Survival. All obligations of the parties hereto, respecting this Section 5 will survive and continue after any termination or expiration of this Agreement for any reason.

5.7 Return of Confidential Information. Upon termination of this Agreement, Receiving Party will return to Disclosing Party all Confidential Information including, but not limited to, analyses, reports, data or derivatives of Confidential Information.

5.8 Third Party Confidential Information. Consultant further acknowledges and agrees that if Consultant should obtain knowledge or access to privileged, secret, or otherwise confidential technology or other information provided to Company from any other third parties under agreements, Consultant will comply with any request of Company to sign reasonable nondisclosure, secrecy, or confidentiality agreements related to such information with such third parties. Consultant will also be responsible for ensuring that, if requested by Company, its affiliates or subcontractors performing Services under this Agreement will comply with these requirements.

6. Company Property. All tangible material received from or generated by Consultant in the performance of services for the Company, whether completed or in-process (“Work Product”), will be the property of the Company, and Consultant will deliver all such Work Product to the Company upon termination of this Agreement, or earlier if so requested in writing by the Company. Consultant acknowledges that any copyrightable Work Product is being developed at Company’s request, and that this Agreement will operate as an irrevocable assignment of any such copyrightable Work Product from Consultant to Company, unless such assignment is precluded by law. Notwithstanding the foregoing, should the copyrightable Work Product fall within one of the specified categories of “works made for hire” under the Copyright Act of 1976 (as amended), the parties expressly agree that the copyrightable Work Product will be considered a “work made for hire” for Company, and Company will be deemed both the author and the owner of such copyrightable Work Product by operation of law. Consultant will execute all necessary documents to give legal effect to such assignment or otherwise secure Company’s ownership of Work Product.

7. Ownership of Intellectual Property.

7.1 Definition of Discoveries. “Discoveries” means all technical or business innovations, whether or not patentable or copyrightable, made by Consultant during the term of this Agreement and all technical or business innovations made by Consultant after the termination of this Agreement which incorporate or are based on any Company Confidential Information.

7.2 Ownership of Intellectual Property and Discoveries. Company will have sole and exclusive ownership of any and all intellectual property (including patents, copyrights, and trade secrets) related to, derived from or associated with the Company Confidential Information provided to Consultant including, but not limited to, any inventions, copyrights or discoveries arising out of the Confidential Information, whether patentable or unpatentable. Consultant will disclose promptly to Company each invention, copyright and/or Discovery and, upon Company’s request and at Company’s expense, Consultant will assist Company, or anyone it designates, in filing patent or copyright applications in any country in the world. Consultant will execute all papers and do all things which may be necessary or advisable, in the opinion of Company, to process such applications and to vest in Company, or its designee, all the right, title and interest in and to the invention, copyright and/or Discovery. If for any reason Consultant is unable to effectuate a full assignment of any invention, copyright and/or Discovery, Consultant will transfer to Company, or its designee, its transferable rights, whether they be exclusive or nonexclusive, or as a joint inventor or partial owner of the invention, copyright and/or Discovery.

7.3 Disclosure. Consultant will promptly disclose and assign to Company Consultant’s entire right, title and interest in any invention, copyright and/or Discovery which (i) Consultant develops entirely on Consultant’s own time using Company equipment, supplies, facilities or Confidential Information, (ii) or which relates, at the time of conception or reduction to practice, to Company business or actual or anticipated research or development, or (iii) which results from any work by the Consultant for Company.

8. Assistance in Enforcing Ownership Rights. As requested by Company, consultant will take all steps reasonably necessary to assist Company in obtaining and enforcing any patent, copyright or other protection which Company elects to obtain or enforce for the inventions, copyrights and/or Discoveries which Consultant assigns to Company. Consultant’s obligation to assist Company in enforcing patents, copyrights and other protections will continue beyond the termination of this Agreement, but Company will compensate Consultant at a reasonable rate after the termination of such relationship for time actually spent at Company’s request providing such assistance.

9. Appointment of Company as Attorney-in-Fact. If Company is unable, after reasonable effort, to secure Consultant’s signature on a document needed to apply for, prosecute or enforce any patent, copyright or other protection relating to an invention, copyright and/or Discovery, whether because of Consultant’s physical or mental incapacity or for any other reason whatsoever, Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution and enforcement of patents, copyrights or similar protections with the same legal force and effect as if executed by Consultant.

10. No License Rights Granted. It is understood that no patent right, copyright, trademark right or license is hereby granted by this Agreement and that the disclosure of Confidential Information does not result in any obligation to grant Consultant any right in and to such Confidential Information.

11. Publication. Consultant will not disclose to others, without Company’s consent, the fact that it is acting on behalf of Company and will not publish on the subject of this consulting relationship without first providing Company with the opportunity to review and offer reasonable objection to the contemplated publication.

12. Indemnification. Consultant will indemnify, defend, save, protect and hold Company harmless from any and all liabilities, losses, damages, injuries, claims, demands, penalties, costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising from or related to a material breach by Consultant of this Agreement. The obligations of Consultant under this paragraph will survive the termination of this Agreement for any reason.

13. Limitation of Liability. In no event will either party be liable to the other party for any indirect, special, incidental, consequential or punitive damages, whether any claim for such recovery is based upon theories of contract, negligence, or tort (including strict liability), and even if either party has knowledge of the possibility of the potential damage or loss. This limitation will not apply to any breach of the confidentiality obligations set forth in this Agreement.

14. Independent Contractor. Consultant understands and agrees that Consultant is an independent contractor in relation to Company and nothing in this Agreement will be deemed to create an employment, association, partnership, joint venture, agency or any other type of relationship between Consultant and Company. Consultant agrees and understands that Company will not direct or control the manner or means by which the Consultant performs the Services. However, Company will have the right to inspect, stop work, make suggestions or recommendations as to the details of the work, and request modifications to the scope of the Services. The Services will be provided in the geographic locations required by Company and at times mutually agreed by Company and the Consultant. Company will provide Consultant with adequate information and resources to allow Consultant to effectively perform the Services contemplated by this Agreement. Consultant will not be deemed to be an employee of Company for purposes of unemployment insurance, vacations, disability, overtime holidays, life, accident or health insurance, pensions or savings plans, any other employee rights or benefits (collectively, “Benefits”) or otherwise. Accordingly, Consultant will not attempt to collect any benefits from Company. Consultant will execute and return to the Company IRS Form W-9 and is for payment of all federal, state and employee-related taxes (e.g., federal, state and local withholding tax and FICA). Consultant will indemnify, defend and hold Company harmless for claims arising in connection with the breach of its obligations under this paragraph. Consultant understands that Consultant will have no authority and will not represent Company as agent, employee or in any other capacity.

15. Term and Termination. Unless otherwise stated in Schedule 1, the term of this Agreement will be four (4) months, expiring on December 31, 2009, and commencing on the Effective Date as described above unless extended by the mutual written agreement of the parties.

This Agreement may be terminated by either party hereto at any time, for any reason, with or without cause, by giving written notice to the other party. Termination will be effective upon the other party’s receipt of notice, unless otherwise mutually agreed between the parties in writing. Upon completion of the Services or termination of this Agreement (a) Consultant will promptly deliver to Company all tangible materials and work products purchased or created or otherwise obtained or prepared by Consultant in performing the Services hereunder and Company Equipment and Confidential Information as described in Section 5, and (b) any payments due to Consultant upon termination will be paid in accordance with the terms set forth in this Agreement.

16. Material Non-Public Information. Consultant understands that during the performance of this Agreement Consultant may come into possession of certain material information about Company that has not yet been disclosed to the public. Consultant agrees to comply with the rules and regulations of the United States Securities and Exchange commission (“SEC”), including those relating to insider trading, and Consultant will not trade in Company’s securities on his/her own behalf or on the behalf of others while in possession of any such material, non-public information, nor will Consultant disclose to any third-party any such material, non-public information without the prior written consent of Company.

17. Governing Law. This Agreement will be governed by and construed under the substantive and procedural laws of the State of Maryland, without giving effect to choice of law principles. Consultant specifically agrees that any litigation regarding the interpretation, breach or enforcement of this Agreement will be exclusively filed in and heard by the Circuit Court for Montgomery County, Maryland, and Consultant hereby submits to the personal jurisdiction of such court.

18. Severability. If any term, provision or condition of this Agreement, or if this application thereof to any person or circumstance, is held by a valid court of law to be invalid, illegal or unenforceable in any respect, the remainder of this Agreement will be construed without such provision and the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, as the case may be, will not be affected thereby, and each term and provision of this Agreement will be valid and enforced to the fullest extent permitted by law. If any provision of this Agreement is held by a valid court of law to be excessively broad as to time, scope, geographic limitation or subject or other matter, it will be construed by limiting and reducing it, so as to be enforceable to the greatest extent compatible with the applicable law, and the parties hereby agree that this Agreement will be deemed to be amended to the extent of applicable law.

19. No Conflicts. Consultant represents that Consultant’s compliance with the terms of this Agreement will not violate any duty which Consultant may have to any other person or entity (such as present or former employer), including obligations concerning providing services to others, confidentiality or proprietary information and assignment of inventions, ideas, patents or copyrights, and Consultant agrees that Consultant will not do anything in the performance of the Services for the Company which would violate any such duty. If at any time during the term of this Agreement, Consultant is asked by the Company to do anything which Consultant believes might violate any such duty, Consultant will immediately inform the Company in writing to the attention of the President or another appropriate officer of the Company, so that an assessment of the situation may be made. Consultant agrees that Consultant will not enter into any agreement, written or oral, which conflicts with Consultant’s performance of the terms of this Agreement.

20. No Relationship to Other Business. This Agreement is not in any way conditioned on or related to any pre-existing or future business relationships between Consultant and Company or any business or other decisions Consultant made or may make in the future relating to Company’s products.

21. Non-Competition. During the term of this Agreement, Consultant will refrain from performing any services for any entity that (a) Company reasonably believes is a competitor of Company and will promptly advise Consultant of such belief; or (b) directly or indirectly owns, distributes, sells or licenses products or services in competition with Company’s products or services.

22. Non-Solicitation of Company Employees. Consultant agrees that it will not hire or solicit for employment any Company employee during the term of this Agreement and for a period of one (1) year thereafter.

23. Insurance. At all times during the term of this Agreement, consultant will maintain for itself and its personnel, if any, all insurance required by applicable law (e.g., workers’ compensation and disability insurance), including but not limited to Automobile Liability Insurance with limits not less than $1,000,000 Combined Single Limit, Bodily Injury and Property Damage.

24. No Assignment and Successors. This Agreement may not be delegated or assigned by Consultant without Company’s prior written consent. Any purported delegation of duties or assignment of rights by Consultant under this Agreement will be null and void. This Agreement will be binding upon the parties and their respective successors and assigns.

25. Amendment. No modification, amendment, supplement to or waiver of any provision of this Agreement (including any attachments, exhibits or schedules thereto) will be binding on the parties unless in writing and duly signed by both parties to this Agreement.

26. Waiver. A failure or delay or any party’s exercise or partial exercise of any right or remedy it has under this Agreement will not operate to impair, limit, preclude, cancel, waive or otherwise affect such right or remedy. No waiver by any party of any breach or covenant hereunder will be construed to be a waiver of any succeeding breach or any other covenant.

27. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together will constitute one single agreement between the parties.

28. Headings. The section headings are for reference and convenience only and will not be considered in the interpretation of this Agreement.

29. Entire Agreement. This Agreement, including Schedule 1 and any other attachments, exhibits and schedules hereto, which are hereby incorporated by reference into this Agreement, is the entire agreement between the parties with respect to its subject matter and supersedes all other agreements, oral or written, relating to its subject matter. There are no other representations, understandings or agreements between the parties relative to such subject matter.

30. Due Authority. Each party represents to the other that it is duly authorized to execute this Agreement and to perform its obligations hereunder according to the terms set forth herein. Each party further represents that its execution of this Agreement and performance of its obligations hereunder are not and will not be in violation of any obligations it may have to any third party.

The undersigned individuals executing this Agreement hereby represent and warrant that they have the authority to enter into this Agreement.

Linda Jenckes & Associates		Nabi Biopharmaceuticals

By:	/s/ Linda Jenckes	By:	/s/ Raafat Fahim
Name:	Linda Jenckes	Name:	Raafat Fahim, Ph.D.
Title:	President	Title:	President & CEO
Date:	8-1-09	Date:

APPROVED AS TO FORM
NABI LEGAL DEPARTMENT

By:	DF
Date:	8/24/09

Schedule 1

Description of Services

Consultant’s Name(s):                     Linda Jenckes & Associates

Description of Services:

Executive Branch Relations. Consultant will primarily assist Nabi with the development and execution of a comprehensive executive branch strategy with the Defense Department through several of its agencies, the Department of Veterans Affairs and most particularly, the Department of Health and Human Services through the Office of the Secretary and various Institutes among the National Institutes of Health to secure funding for NicVax.

Congressional Relations. Consultant will assist Nabi in determining whether it is possible to secure appropriations funding at this late stage in the congressional appropriations process

Relations with Nongovernmental Interest Groups. Consultant will advise Nabi with respect to strategies intended to achieve maximum benefit for Nabi in its relations with certain nongovernmental interest groups as mutually agreed upon by Nabi and Jenckes including but not limited to the Lung Cancer Alliance.

Consultant will assist the Company on an as needed basis in the preparation and filing of all Lobbying Disclosure documents required by applicable law.

Start Date:             August 1, 2009

Estimated Completion Date:             December 31, 2009

Payment Terms

The Company will pay Consultant at the rate of $5,000 per month for the Services described in Schedule 1. Consultant will report to the CEO/President of the Company.

Consultant will provide an invoice and written report detailing activities undertaken on behalf of the Company on a monthly basis. A standard form of invoice is provided. Consultant will be paid on a monthly basis, unless the parties agree otherwise. It is understood that the Consultant will be required to file a 1099-tax form at the end of the year and execute and return to the Company IRS Form W-9 prior to any payments be made under this Agreement.

Consultant will be entitled to reimbursement for reasonable expenses including transportation, lodging, meals, and rental car expense, if applicable, which are incurred by Consultant in connection with providing the Services. Consultant will not be entitled to reimbursement for any single expense in excess of $500 without the prior written approval of Company. Consultant will invoice Company for such expenses as provided in the Agreement. Consultant will provide receipts and other appropriate documentation to Company evidencing such expenses actually incurred.

Consultant is not entitled to overtime compensation and no payment will be made to Consultant for Company holidays, vacation or any other time not worked by Consultant.